Exhibit 99

Tredegar Reports Third-Quarter Results

  Film Products’ operating profit from ongoing operations of $19.6 million was $1.5 million lower than the third quarter of 2012, primarily due to challenging market conditions for flexible packaging films in Brazil.
  Bonnell Aluminum’s operating profit from ongoing operations grew 86% year-over-year to $3.4 million in the third quarter of 2013, primarily driven by the fourth quarter 2012 acquisition of AACOA, Inc. (“AACOA”).

RICHMOND, Va.--(BUSINESS WIRE)--November 5, 2013--Tredegar Corporation (NYSE:TG) reported third-quarter net income from continuing operations of $7.4 million (23 cents per share) compared to $14.2 million (44 cents per share) in the third quarter of 2012. Results from continuing operations in the third quarter of 2013 included a net after-tax loss of $2.4 million (7 cents per share) for special items primarily related to an unrealized loss on our investment in Intelliject, Inc. (“Intelliject”). Income from ongoing operations in the third quarter of 2013, which excludes special items, was $9.8 million (30 cents per share) versus $13.2 million (41 cents per share) in the third quarter of last year.

Net income from continuing operations for the first nine months of 2013 was $26.5 million (81 cents per share) compared to $29.3 million (91 cents per share) for the first nine months of 2012. Results from continuing operations in the first nine months of 2013 included a net after-tax loss of $2.0 million (7 cents per share) for special items primarily related to an unrealized loss on our investment property in southwest Virginia and charges associated with the shutdown of our Kentland, Indiana aluminum extrusions manufacturing facility. Income from ongoing operations in the first nine months of 2013 was $28.5 million (88 cents per share) versus $28.8 million (90 cents per share) in the first nine months of last year.

Further details regarding the special items that reconcile income from ongoing operations to net income from continuing operations are provided in the financial tables to this press release.

A summary of results for ongoing operations for the three and nine months ended September 30, 2013 and 2012 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Sales	$243.2	$216.6	$728.3	$649.2

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$7.4	$14.2	$26.5	$29.3
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.1	.5	.5	2.3
(Gains) losses from sale of assets and other	2.3	(1.5)	1.5	(2.8)
Income from ongoing operations*	$9.8	$13.2	$28.5	$28.8

Diluted earnings per share from continuing operations as reported under GAAP	$.23	$.44	$.81	$.91
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	-	.01	.02	.07
(Gains) losses from sale of assets and other	.07	(.04)	.05	(.08)
Diluted earnings per share from ongoing operations*	$.30	$.41	$.88	$.90

* Ongoing operations include operating profit (loss) of Film Products and Aluminum Extrusions and Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation of income from ongoing operations and diluted earnings per share from ongoing operations, each being a non-GAAP financial measure, to net income and diluted earnings per share as reported under GAAP. In addition, Note (i) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why we present this measure.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “We believe our strategy to introduce innovative products and technology and diversify both our end markets and customer base is delivering results within our Film Products business. Volumes for our surface protection films increased in the third quarter, which is typically a strong period of demand by display manufacturers. That said, Film Product’s operating profit was down in the third quarter compared to last year, as margins were impacted by pricing pressures, particularly in our flexible packaging films in Brazil. While we expect challenging market conditions tied to the slow global economy to continue to impact flexible packaging film margins in the near term, we remain optimistic about the longer-term market dynamics in Brazil and for our flexible packaging films.”

Ms. Taylor continued, “The improvement in operating profit at Bonnell Aluminum was driven by the addition of AACOA, and we are pleased with the market diversification that this business provides. While our volume in the non-residential building and construction market was flat in the third quarter, we anticipate that this important market will achieve modest to low growth throughout 2014.”

Ms. Taylor concluded, “As we face the near-term challenges created by a persistently weak global economy, we are executing a strategy focused on managing the dynamics that are within our control, including aggressive cost reductions, and creating growth opportunities that will build value for our shareholders, customers and employees. In our Film Products business, we are expanding production capabilities and product offerings in emerging markets, including India, China and Brazil. At Bonnell Aluminum, we have committed resources to capture growth in automotive and other value-add opportunities. As we continue to reduce customer and market concentration and increase our exposure to multiple, high-growth end-use markets, we believe that we are well positioned to achieve sustainable, profitable growth when global economic conditions improve.”

OPERATIONS REVIEW

Film Products

A summary of third quarter and year-to-date operating results from ongoing operations for Film Products is provided below:

	Quarter Ended		Favorable/	Nine Months Ended		Favorable/
(In Thousands,	September 30		(Unfavorable)	September 30		(Unfavorable)
Except Percentages)	2013	2012	% Change	2013	2012	% Change

Sales volume (pounds)	69,880	68,157	2.5%	206,298	203,078	1.6%

Net sales	$157,187	$155,296	1.2%	$469,838	$459,221	2.3%

Operating profit from ongoing operations	$19,617	$21,092	(7.0)%	$55,351	$49,999	10.7%

Third Quarter Results Versus Prior Year Third Quarter

Net sales (sales less freight) in the third quarter of 2013 increased in comparison to the same period in the prior year, primarily due to higher volumes, improved product mix and a favorable change in the U.S. dollar value of currencies for operations outside the U.S., partially offset by the negative impact of lower average selling prices. Higher sales volumes and improved product mix in Film Products had a favorable impact of approximately $5.0 million in the third quarter of 2013 in comparison to the same period in the prior year. Higher volumes in surface protection films, personal care materials and flexible packaging films were partially offset by lower volumes in polyethylene overwrap films and films for other markets. The estimated change in average selling prices, net of cost pass-throughs, had an unfavorable impact on net sales of $3.7 million in the third quarter of 2013 compared to the prior year. Average selling prices decreased primarily due to competitive pressures, partially offset by the favorable impact of the contractual pass-through of certain costs such as higher average resin prices. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact on net sales of approximately $1.0 million in the third quarter compared to the same period in the prior year.

Operating profit from ongoing operations in the third quarter of 2013 decreased compared to the third quarter of the prior year. Higher sales volumes noted above and a more favorable sales mix had a positive impact of approximately $4.2 million in the third quarter of 2013 in comparison to the same period in the prior year. Volume for higher-value surface protection films remained strong due to strength in the display market and demand from our key customers. Pricing pressures driven by global supply and demand imbalances in flexible packaging films had an unfavorable impact on operating profit from ongoing operations of approximately $3.1 million compared to the prior year. Higher production costs and operational inefficiencies in flexible packaging films had an unfavorable impact on operating profit from ongoing operations of approximately $1.4 million in the third quarter of 2013 compared to the third quarter of 2012.

Selling, general and administrative expenses increased by approximately $0.5 million in the third quarter of 2013 in comparison to the same period in the prior year, primarily as a result of the timing of certain administrative expenses. The change in the dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $2.1 million in the third quarter of 2013 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $0.7 million in the third quarter of 2013 and a positive $2.1 million in the third quarter of 2012.

Year-To-Date Results Versus Prior Year-To-Date

Net sales (sales less freight) in the first nine months of 2013 increased in comparison to the same period in the prior year, primarily due to higher volumes, improved product mix and a favorable change in the U.S. dollar value of currencies for operations outside the U.S., partially offset by the negative impact of lower average selling prices. Higher sales volumes and improved product mix in Film Products had a favorable impact of approximately $17.6 million for the first nine months of 2013 in comparison to the same period in the prior year. Higher volumes in surface protection films, personal care materials and flexible packaging films were partially offset by lower volumes in polyethylene overwrap films and films for other markets. The estimated change in average selling prices, net of cost pass-throughs, had an unfavorable impact on net sales of $7.3 million in the first nine months of 2013 compared to the same period in the prior year. Average selling prices decreased primarily due to competitive pressures, partially offset by the favorable impact of the contractual pass-through of certain costs, such as higher average resin prices. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact on net sales of approximately $1.2 million in the first nine months of 2013 compared to the same period in the prior year.

Operating profit from ongoing operations for the first nine months of 2013 increased in comparison to the same period in the prior year. Consistent with the quarter-to-date period, higher sales volumes and a more favorable sales mix, which had a positive impact in comparison to the prior year of approximately $11.7 million, were offset by lower pricing, higher operating costs and production inefficiencies. Pricing pressures driven by global supply and demand imbalances in flexible packaging films had a negative effect on operating margins of approximately $6.7 million compared to the prior year. Price reductions in other film products that were not fully recovered by productivity gains in the current year resulted in an estimated unfavorable impact of $1.3 million in the first nine months of 2013 compared to the first nine months of 2012. Higher production costs and operational inefficiencies in flexible packaging films reduced operating margins by approximately $3.0 million in comparison to prior year. In addition, operational inefficiencies of approximately $1.4 million in other product areas in the first quarter of 2013 negatively impacted operating profit from ongoing operations.

Selling, general and administrative expenses decreased by approximately $2.2 million in the first nine months of 2013 in comparison to the same period in the prior year, primarily as a result of lower depreciation and legal expenses and the timing of certain administrative expenses. The change in the dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $5.5 million in the first nine months of 2013 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $1.3 million in the first nine months of 2013 and a positive $0.5 million in the first nine months of 2012.

Capital expenditures in Film Products were $47.2 million in the first nine months of 2013 compared to $18.6 million in 2012. Current year capital expenditures include approximately $30 million in capital expenditures for a previously announced project that will expand our capacity at the manufacturing facility in Cabo de Santo Agostinho, Brazil. Film Products currently estimates that capital expenditures for 2013 will be approximately $68 million, including approximately $15 million for maintenance capital expenditures and $44 million for the capacity expansion project in Brazil. Depreciation expense was $23.0 million in the first nine months of 2013 and $26.8 million in the first nine months of 2012, and is projected to be approximately $31 million in 2013. Amortization expense was $3.9 million in the first nine months of 2013 and $4.0 million in the first nine months of 2012, and is projected to be approximately $5.1 million in 2013.

Other

Procter & Gamble (“P&G”) recently informed us that we will lose certain babycare elastic laminate volumes due to P&G’s plans to consolidate suppliers for its North American product needs. As a result, sales volumes for these elastic laminates sold to P&G are expected to be fully eliminated by the middle of 2014, and we intend to shut down our film products manufacturing facility in Red Springs, North Carolina, a leased facility that is dedicated solely to this product line. P&G remains an important customer to Film Products, and we do not expect the loss of these elastic laminate volumes to impact other business or initiatives underway with P&G.

Film Products will continue to produce elastic films and laminates used in baby diapers and adult incontinence products for a variety of customers worldwide, and is well positioned to capitalize on new growth opportunities for these materials. In addition, we are executing a strategy to position our film products business to more aggressively leverage its full product portfolio to compete for new business with new and existing customers, expand capacity in the emerging markets, develop new products with P&G and other customers, and achieve new cost savings and production efficiencies. The total impact of the loss of this business with P&G on annualized operating results is expected to be approximately $9 million, which will not be fully realized until 2015. We anticipate that our efforts to drive growth and cost savings in Film Products will fully offset the loss of this business at such time. More information regarding this matter is provided on page 26 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended September 30, 2013 that will be filed with the Securities and Exchange Commission (the “SEC”).

Aluminum Extrusions

A summary of third quarter and year-to-date results from ongoing operations for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Quarter Ended		Favorable/	Nine Months Ended		Favorable/
(In Thousands,	September 30		(Unfavorable)	September 30		(Unfavorable)
Except Percentages)	2013	2012	% Change	2013	2012	% Change

Sales volume (pounds)	37,016	26,458	39.9%	108,850	81,144	34.1%

Net sales	$78,499	$55,222	42.2%	$236,293	$172,525	37.0%

Operating profit from ongoing operations	$3,426	$1,846	85.6%	$12,351	$7,349	68.1%

Third Quarter Results Versus Prior Year Third Quarter

Net sales in the third quarter of 2013 increased in comparison to the third quarter of 2012, primarily due to the addition of AACOA. AACOA, which was acquired on October 1, 2012, had net sales of $22.3 million in the third quarter. Excluding the impact of our acquisition of AACOA, third-quarter net sales increased slightly in comparison to the same period in the prior year due to improved volume, partially offset by an unfavorable change in sales mix.

Operating profit from ongoing operations increased in the third quarter of 2013, primarily as a result of the addition of AACOA and cost savings associated with the shutdown of the Kentland manufacturing facility. The impact on operating profit from ongoing operations directly attributable to the acquisition of AACOA, including synergies, was approximately $1.4 million in the third quarter of 2013. The shutdown of our Kentland manufacturing facility had a net favorable impact on operating profit from ongoing operations of approximately $0.3 million in the third quarter of 2013 in comparison to the same period in the prior year. Excluding the impact of our acquisition of AACOA and the shutdown of Kentland, the favorable impact of higher volumes was offset by an unfavorable change in sales mix in the third quarter of 2013 and higher maintenance costs.

Year-To-Date Results Versus Prior Year-To-Date

Net sales in the first nine months of 2013 increased in comparison to the same period in the prior year, primarily due to the addition of AACOA. Net sales associated with AACOA were $66.2 million for the nine month period ended September 30, 2013. Excluding the impact of our acquisition of AACOA and the Kentland shutdown, volume increased by 1% in the first nine months of 2013 in comparison to the prior year. More than half of the volume that was produced at Kentland has been transferred to our remaining facilities.

Operating profit from ongoing operations increased in the first nine months of 2013, primarily as a result of the addition of AACOA and cost savings associated with the shutdown of the Kentland manufacturing facility. The impact on operating profit from ongoing operations directly attributable to the acquisition of AACOA, including synergies, was approximately $4.0 million in the first nine months of 2013. The shutdown of our Kentland manufacturing facility had a net favorable impact on operating profit from ongoing operations of approximately $2.3 million in the first nine months of 2013 in comparison to the same period in the prior year. Excluding the impact of our acquisition of AACOA and the shutdown of Kentland, higher sales volumes and improved pricing were partially offset by an unfavorable sales mix and higher production costs. Operating profit from ongoing operations was negatively impacted by higher energy costs of $0.6 million and additional maintenance costs of $0.4 million in the first nine months of 2013 compared to the first nine months of 2012. In addition, construction-related expenses of $0.5 million were incurred during the first nine months of 2013 for the new automotive press project at our manufacturing facility in Newnan, Georgia.

Capital expenditures for Bonnell Aluminum were $7.5 million in the first nine months of 2013 compared to $1.8 million in the first nine months of 2012. Capital expenditures are projected to be approximately $18 million in 2013, which includes approximately $4 million for maintenance capital expenditures and $14 million for an 18-month project that will expand capacity at our manufacturing facility in Newnan, Georgia. This additional capacity will primarily serve the automotive industry. Depreciation expense was $5.5 million in the first nine months of 2013 compared to $7.6 million in the first nine months of 2012, and is projected to be approximately $7.4 million in 2013. Higher depreciation expense in 2012 was primarily related to approximately $2.4 million in accelerated depreciation on property, plant and equipment at the Kentland manufacturing facility. Amortization expense was $1.4 million in the first nine months of 2013, and is projected to be approximately $1.8 million in 2013.

Corporate Expenses, Interest and Taxes

Pension expense was $10.3 million in the first nine months of 2013, an unfavorable change of $4.2 million from the first nine months of 2012. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2013 versus 2012 primarily due to the increase in pension expenses noted above, higher stock-based compensation and the timing of certain non-recurring corporate expenses. Corporate expenses, net also included an unrealized loss on our investment in the Harbinger Capital Partners Special Situations Fund, L.P. of $0.2 million in 2013 and $1.1 million in 2012 (see Note (e) within the Notes to the Financial Tables for additional detail).

Interest expense, which includes the amortization of debt issue costs, was $2.1 million in the first nine months of 2013 in comparison to $2.7 million in the first nine months of 2012 as a result of a decrease in the average interest rate on borrowings under our revolving credit facility.

The effective tax rate used to compute income taxes from continuing operations was 31.5% in the first nine months of 2013 compared to 27.8% in the first nine months of 2012. Income taxes from continuing operations in the first nine months of 2013 primarily reflect the benefit of current year foreign tax incentives, partially offset by the impact of differences in state tax rates. Income taxes for continuing operations in the first nine months of 2012 primarily reflect the benefit of current year foreign tax incentives, partially offset by the recognition of additional valuation allowances related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years. Significant differences between the estimated effective tax rate for continuing operations and the U.S. federal statutory rate for 2013 and 2012 will be provided in our Form 10-Q for the quarter ended September 30, 2013.

CAPITAL STRUCTURE

Net debt (debt in excess of cash and cash equivalents) was $91.4 million at September 30, 2013, compared with $79.2 million at December 31, 2012. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company (“P&G”); the loss or significant reduction of sales associated with P&G growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2012 Annual Report on Form 10-K (the “2012 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2012 Form 10-K.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2012 sales of $882 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012

Sales	$243,194	$216,648	$728,250	$649,150
Other income (expense), net (a) (d) (e) (f)	(3,229)	2,880	(1,559)	8,070
	239,965	219,528	726,691	657,220

Cost of goods sold (a)	198,433	172,431	594,502	524,774
Freight	7,508	6,130	22,119	17,404
Selling, R&D and general expenses (a)	21,031	19,331	63,146	64,459
Amortization of intangibles	1,700	1,305	5,233	4,047
Interest expense	727	708	2,132	2,732
Asset impairments and costs associated with exit and disposal activities (a)	201	937	839	3,151
	229,600	200,842	687,971	616,567

Income from continuing operations before income taxes	10,365	18,686	38,720	40,653
Income taxes from continuing operations (g)	2,937	4,476	12,185	11,318
Income from continuing operations	7,428	14,210	26,535	29,335
Loss from discontinued operations (b)	(450)	(6,783)	(13,990)	(11,557)

Net income (a) (c)	$6,978	$7,427	$12,545	$17,778

Earnings (loss) per share:
Basic:
Continuing operations	$.23	$.44	$.83	$.92
Discontinued operations (b)	(.01)	(.21)	(.44)	(.36)
Net income	$.22	$.23	$.39	$.56
Diluted:
Continuing operations	$.23	$.44	$.81	$.91
Discontinued operations (b)	(.02)	(.21)	(.43)	(.36)
Net income	$.21	$.23	$.38	$.55

Shares used to compute earnings (loss) per share:
Basic	32,201	32,052	32,155	32,038
Diluted	32,658	32,101	32,591	32,198

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Net Sales
Film Products	$157,187	$155,296	$469,838	$459,221
Aluminum Extrusions	78,499	55,222	236,293	172,525
Total net sales	235,686	210,518	706,131	631,746
Add back freight	7,508	6,130	22,119	17,404
Sales as shown in the Consolidated
Statements of Income	$243,194	$216,648	$728,250	$649,150

Operating Profit
Film Products:
Ongoing operations	$19,617	$21,092	$55,351	$49,999
Plant shutdowns, asset impairments, restructurings and other (a)	(155)	(87)	(364)	(1,879)

Aluminum Extrusions:
Ongoing operations	3,426	1,846	12,351	7,349
Plant shutdowns, asset impairments, restructurings and other (a)	(160)	(1,067)	(958)	(3,214)
Total	22,728	21,784	66,380	52,255
Interest income	138	84	307	337
Interest expense	727	708	2,132	2,732
Gain (loss) on investment accounted for under fair value method (d)	(3,100)	2,700	100	9,000
Unrealized loss on investment property (e)	-	-	1,018	-
Stock option-based compensation costs	260	386	859	1,147
Corporate expenses, net (f)	8,414	4,788	24,058	17,060
Income from continuing operations before income taxes	10,365	18,686	38,720	40,653
Income taxes from continuing operations (g)	2,937	4,476	12,185	11,318
Income from continuing operations	7,428	14,210	26,535	29,335
Loss from discontinued operations (b)	(450)	(6,783)	(13,990)	(11,557)
Net income (a) (c)	$6,978	$7,427	$12,545	$17,778

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2013	2012
Assets

Cash & cash equivalents	$42,604	$48,822
Accounts & other receivables, net	111,452	100,798
Income taxes recoverable	-	2,886
Inventories	76,749	74,670
Deferred income taxes	7,143	5,614
Prepaid expenses & other	6,119	6,780
Total current assets	244,067	239,570

Property, plant & equipment, net	271,483	253,417
Goodwill & other intangibles, net	230,394	240,619
Other assets	47,350	49,559
Total assets	$793,294	$783,165

Liabilities and Shareholders' Equity

Accounts payable	$87,866	$82,067
Accrued expenses	44,953	42,514
Income taxes payable	36	-
Total current liabilities	132,855	124,581

Long-term debt	134,000	128,000
Deferred income taxes	59,774	60,773
Other noncurrent liabilities	89,960	97,559
Shareholders' equity	376,705	372,252
Total liabilities and shareholders' equity	$793,294	$783,165

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30
	2013	2012
Cash flows from operating activities:
Net income	$12,545	$17,778
Adjustments for noncash items:
Depreciation	28,608	34,470
Amortization of intangibles	5,233	4,047
Deferred income taxes	(4,259)	(2,828)
Accrued pension income and postretirement benefits	10,464	6,258
Gain on investment accounted for under the fair value method	(100)	(9,000)
Loss on asset impairments and divestitures	1,254	1,942
Gain on sale of assets	-	(303)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(13,258)	1,652
Inventories	(3,722)	(6,319)
Income taxes recoverable/payable	2,728	4,122
Prepaid expenses and other	(171)	1,783
Accounts payable and accrued expenses	9,905	565
Other, net	(4,346)	(4,606)
Net cash provided by operating activities	44,881	49,561
Cash flows from investing activities:
Capital expenditures	(54,734)	(20,638)
Acquisition	561	(3,311)
Sale of business	306	-
Proceeds from the sale of assets and other	742	1,141
Net cash used in investing activities	(53,125)	(22,808)
Cash flows from financing activities:
Borrowings	55,000	-
Debt principal payments and financing costs	(49,000)	(46,354)
Dividends paid	(6,780)	(4,817)
Proceeds from exercise of stock options and other	2,838	125
Net cash provided by (used in) financing activities	2,058	(51,046)
Effect of exchange rate changes on cash	(32)	(479)
Increase (decrease) in cash and cash equivalents	(6,218)	(24,772)
Cash and cash equivalents at beginning of period	48,822	68,939
Cash and cash equivalents at end of period	$42,604	$44,167

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of September 30, 2013:
Net debt (h)	$91.4
Shares outstanding	32.3

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2013 include:
	--	Pretax charges of $0.2 million for severance and other employee-related costs in connection with restructurings in Film Products;
--

Pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income); and

	--	Net pretax charge of $45,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.

Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2013 include:
	--	Net pretax charges of $0.6 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;
	--	Pretax charges of $0.3 million for severance and other employee-related costs in connection with restructurings in Film Products;
--

Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;

--

Pretax charges of $0.2 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income); and

--

Pretax loss of $0.1 million related to the sale of previously impaired machinery and equipment at our film products manufacturing facility in Shanghai, China (included in “Other income (expense), net” in the consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2012 include:
--

Net pretax charge of $0.7 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $0.6 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $0.2 million and other shutdown-related charges of $0.7 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $0.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income) and gains on the sale of equipment of $0.3 million (included in "Other income (expense), net" in the condensed consolidated statement of income);

--

Pretax charges of $0.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions; and

--

Pretax charges of $0.1 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products.

Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2012 include:
--

Net pretax charge of $2.7 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $2.4 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $1.2 million and other shutdown-related charges of $0.9 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $1.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income) and gains on the sale of equipment of $0.3 million (included in "Other income (expense), net" in the condensed consolidated statement of income);

--

Pretax charges of $1.0 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;

	--	Pretax loss of $0.8 million for asset impairments associated with a previously shutdown film products manufacturing facility in LaGrange, Georgia;
--

Pretax charges of $0.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions; and

	--	Pretax charges of $0.3 million for severance and other employee-related costs in connection with restructurings in Film Products ($0.1 million) and Aluminum Extrusions ($0.2 million).

(b)

On November 20, 2012, Tredegar sold its mitigation banking business, Falling Springs, LLC to Arc Ventures LC, a company affiliated with John D. Gottwald, a member of our Board of Directors, for cash and stock consideration of $16.6 million. All historical results for this business have been reflected as discontinued operations in the accompanying condensed consolidated financial statements.

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $0.5 million ($0.5 million after tax) and $7.1 million ($7.1 million after tax) in the third quarter of 2013 and 2012, respectively. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $14.0 million ($14.0 million after tax) and $11.9 million ($11.9 million after tax) in the first nine months of 2013 and 2012, respectively.

(c)

Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $10.0 million in the third quarter of 2013 and $10.9 million for the third quarter 2012. Comprehensive income (loss) was income of $6.8 million in the first nine months of 2013 and $13.0 million for the first nine months of 2012. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)

The unrealized gain (loss) on our investment in Intelliject, Inc. ("Intelliject") was a loss of $3.1 million in the third quarter of 2013 and a gain of $2.7 million in third quarter of 2012, and gains of $0.1 million and $9.0 million in the first nine months of 2013 and 2012, respectively. The unrealized loss of $3.1 million in the third quarter of 2013 was primarily related to adjustments in the fair value due to a reassessment of the amount and timing of the projected receipt of royalty and milestone payments from commercial sales of Intelliject’s licensed product, which launched in early 2013, and increased development and commercialization expenses related to its pipeline products, partially offset by the impact of the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk. The net unrealized gain in the first nine months of 2013 was primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk, offset by adjustments in the fair value due to a reassessment of the amount and timing of projected receipt of royalty and milestone payments from commercial sales of Intelliject’s licensed product, which launched in early 2013, and increased development and commercialization expenses related to its pipeline products. The unrealized gain in the third quarter of 2012 is primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk. In addition to the change for the third quarter of 2012, the unrealized gain in the first nine months of 2012 is primarily attributed to the appreciation of our ownership interest after the weighted average cost of capital used to discount cash flows in our valuation of Intelliject was reduced to reflect the completion of certain process testing and a reassessment of the risk associated with the timing for obtaining final marketing approval for its first product from the U.S. Food & Drug Administration in the first quarter of 2012 and the appreciation of our ownership interest to reflect insights from a new marketing study for its first product, which resulted in the favorable adjustment to the timing and amount of anticipated cash flows from an upcoming product introduction and achieving related milestones, in the second quarter for 2012. The unrealized gain (loss) on our investment in Intelliject is included in "Other income (expense), net" in the condensed consolidated statements of income.

(e)

An unrealized loss on our investment property in Alleghany and Bath County, Virginia (included in “Other income (expense), net” in the consolidated statements of income) of $1.0 million ($0.6 million after taxes) was recorded in the second quarter of 2013 as a result of a reduction in the estimated fair value of our investment that is not expected to be temporary.

(f)

A pretax charge of $0.2 million and $1.1 million related to unrealized losses for our investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded in the third quarter of 2013 and first quarter of 2012, respectively, as a result of a reduction in the value of our investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.

(g)

Income taxes include the recognition of an additional valuation allowance of $0.4 million in 2013 and $1.3 million in 2012 related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years.

(h)	Net debt is calculated as follows (in millions):

		September 30,	December 31,
		2013	2012
	Debt	$134.0	$128.0
	Less: Cash and cash equivalents	(42.6)	(48.8)
	Net debt	$91.4	$79.2

Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(i)

Tredegar's presentation of income and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Income and diluted earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar's ongoing operations.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com